EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of 360networks inc. on Form F-4 of our report dated November 30, 1998, related to the divisional balance sheet of Ledcor Industries Limited--Telecommunications Division as at May 31, 1998 and the divisional statements of operations and retained earnings and cash flows for the nine months ended May 31, 1998 and the year ended August 31, 1997, which appear in the Registration Statement on Form F-1 of 360networks inc. (No. 333-95621), which is incorporated by reference in its Annual Report on Form 20-F for the year ended December 31, 1999.

We also consent to the references to us under the headings "Experts" and "Summary Financial Data" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Edmonton, Canada
July 25, 2000